EX-99.e.1.ii

Delaware Distributors, L.P.
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

December 22, 2020

Voyageur Intermediate Tax Free Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Tax-Free Minnesota Intermediate Fund (the “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares so that the Class A shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% of average daily net assets for the period from December 29, 2020 through December 29, 2021.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett D. Wright

	Name:	Brett D. Wright
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Voyageur Intermediate Tax Free Funds

By:	/s/ Shawn K. Lytle

	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	December 22, 2020